December 16, 2011	27346.00048

Professionally Managed Portfolios
2020 E. Financial Way, Suite 100
Glendora, CA 91741
Attention:  Elaine Richards, Esq.

Re:
Reorganization of the Brown Advisory Small Companies Fund, a series of Professionally Managed Portfolios, into the Brown Advisory Small-Cap Fundamental Value Fund, a series of Professionally Managed Portfolios

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), with respect to its Brown Advisory Small-Cap Fundamental Value Fund (the “Acquiring Fund”), a series of the Trust, in connection with the reorganization of the Brown Advisory Small Companies Fund (the “Acquired Fund”), a series of the Trust, in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated as of October 3, 2011.  Pursuant to the Plan, (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in redemption of all outstanding Acquired Fund Shares and in complete liquidation of the Acquired Fund as provided in the Plan (the “Reorganization”).  This opinion is furnished to you pursuant to section 6.3.4 of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificates attached to this opinion as Exhibit A.

December 16, 2011

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Acquired Fund, the Acquiring Fund, and the Trust, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The transfer of all of the Acquired Fund’s assets in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders and the termination of the Acquired Fund, as described in the Plan, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the Acquired Fund or its shareholders for federal income tax purposes upon (a) the transfer of its assets and liabilities to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities and (b) the distribution by the Acquired Fund to its shareholders of Acquiring Fund Shares received as a result of the Reorganization (Sections 361(a), 354(a) and 357(a) of the Code);

The Acquired Fund’s Shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Fund for the Acquiring Fund Shares as part of the Reorganization;

No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Acquired Fund in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities (Section 1032(a) of the Code);

The aggregate tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be the same as the tax basis of the shareholder’s Acquired Fund Shares immediately prior to the Reorganization (Section 358(a)(1) of the Code);

The federal income tax basis of the Acquiring Fund in the assets of the Acquired Fund received pursuant to the Reorganization will be the same as the federal income tax basis of the assets in the hands of the Acquired Fund immediately before the Reorganization (Section 362(b) of the Code);

December 16, 2011

The tax holding period for the Acquiring Fund Shares issued to each shareholder of the Acquired Fund in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as capital assets on the date of the transaction; and

The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Acquired Fund (Section 1223(2) of the Code).

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders and the Acquired Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction, including the Reorganization, if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you and your shareholders for the purposes set forth in section 6.3.4 of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

December 16, 2011

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP